UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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MYR Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MYR GROUP INC.
THREE CONTINENTAL TOWERS
1701 GOLF ROAD, SUITE 3-1012
ROLLING MEADOWS, IL 60008-4210

March 23, 2009

Dear Fellow Stockholder:

        You are cordially invited to attend the 2009 Annual Meeting of Stockholders of MYR Group Inc. We will hold the Annual Meeting at 9:00 AM local time on Tuesday, May 12, 2009, at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005. The doors to the facilities will open for admittance at 8:30 AM local time.

        At the Annual Meeting, stockholders will elect directors and consider any other business properly presented at the meeting. We will also report on our business and provide time for you to ask questions.

        You may vote by mailing your properly executed proxy card or by voting in person at the Annual Meeting.

        Only stockholders of record at the close of business on March 20, 2009 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

        Your vote is important to us. Please complete and return your proxy card by mail as soon as possible.

Sincerely yours,

William A. Koertner Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

MYR GROUP INC.
Three Continental Towers
1701 Golf Road, Suite 3-1012
Rolling Meadows, IL 60008-4210

        NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
OF MYR GROUP INC.

TIME AND DATE:	9:00 AM local time on Tuesday, May 12, 2009
PLACE:	DoubleTree Hotel 75 West Algonquin Road Arlington Heights, Illinois 60005
ITEMS OF BUSINESS:	(1) To elect two Class II directors; and
(2) To transact other business properly presented at the meeting.
WHO CAN VOTE:	Stockholders of record at the close of business on March 20, 2009 are entitled to vote at the meeting, or any postponement or adjournment thereof.
2008 ANNUAL REPORT:	We have enclosed a copy of our 2008 Annual Report to Stockholders.
DATE OF DISTRIBUTION:	This Notice of Meeting, the Proxy Statement, and the accompanying proxy card are being distributed to stockholders beginning on or about March 27, 2009.
MATERIALS AVAILABLE AT www.myrgroup.com:

This Notice of Meeting, the Proxy Statement and the 2008 Annual Report to Stockholders are available at our Web site www.myrgroup.com. Information included on our Web site, other than these materials, is not a part of the proxy soliciting materials.

Gerald B. Engen, Jr. Vice President, Chief Legal Officer and Secretary

March 23, 2009

MYR GROUP INC.
Three Continental Towers
1701 Golf Road, Suite 3-1012
Rolling Meadows, IL 60008-4210

March 23, 2009

PROXY STATEMENT
FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2009

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.     When and where is the Annual Meeting?

        MYR Group Inc. ("MYR Group") will hold its 2009 Annual Meeting of Stockholders on May 12, 2009 at 9:00 AM local time, at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005. The meeting facilities will open for admittance at 8:30 AM local time.

2.     Why am I receiving these proxy solicitation materials?

        The Board of Directors of MYR Group (the "Board") is providing you these materials in connection with the Board's solicitation of proxies to be voted at our 2009 Annual Meeting of Stockholders or at any adjournments or postponements thereof (the "Annual Meeting"). These materials provide information regarding the voting procedures and the matters to be voted on at the Annual Meeting. We began distributing these materials on or around March 27, 2009 to all stockholders entitled to vote at the Annual Meeting. These materials are also available on the Internet at www.myrgroup.com.

        In addition, copies of the 2008 Annual Report to Stockholders or this Proxy Statement will be sent free of charge to any stockholder who sends a written request to Gerald B. Engen, Jr. at the above address or by calling (303) 853-7621.

3.     Who is entitled to vote at the Annual Meeting?

        The Board established March 20, 2009 as the record date (the "Record Date") for the Annual Meeting. Stockholders owning our common stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and vote their shares at the Annual Meeting. At the close of business on the Record Date, 19,712,811 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the meeting.

4.     What proposals are being presented for stockholder vote at the Annual Meeting?

        One proposal is scheduled for vote at the Annual Meeting:

  Election of Class II Directors:

  You can find information about all of the current members of the Board, as well as the Board's nominees to serve as Class II directors, Jack L. Alexander and Betty R. Johnson, under the heading "Election of Directors" in this Proxy Statement. You may vote FOR both nominees, WITHHOLD your vote from both nominees, vote FOR a specific nominee, or WITHHOLD your vote from a specific nominee.

  Directors will be elected by a plurality of the votes cast FOR, which means that the two director nominees with the most FOR votes will be elected. WITHHOLD votes will not affect the outcome of the election, but will be counted as present for the purpose of determining a quorum for the Annual Meeting.

        Management does not know of any business, other than that described in this Proxy Statement, which may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, the persons named as proxies will vote on such matters in accordance with the Board's recommendation or, if no recommendation is given, in accordance with the proxies' best judgment.

5.     What is the quorum requirement?

        A quorum of stockholders is necessary to validly hold the Annual Meeting. A quorum will be present if at least a majority of MYR Group's outstanding shares on the Record Date are represented at the Annual Meeting, either in person or by proxy. Abstentions and broker non-votes (i.e., when a stockholder does not provide voting instructions to their broker or nominee) will be counted for determining quorum of the Annual Meeting.

6.     What other matters may arise at the Annual Meeting?

        Other than the proposal described in this Proxy Statement, we do not expect any other matters to be presented for a vote at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for properly submitting proposals and nominations at the 2009 Annual Meeting are set forth in Article II, Sections 4 and 5 of our By-Laws. They are similar to those described under the heading "2010 Annual Meeting of Stockholders" in this Proxy Statement.

        If another matter is properly presented for a vote at the Annual Meeting, you may vote FOR, AGAINST or ABSTAIN on the matter that is presented. The matter will be approved if the votes cast FOR exceed the total of the votes cast AGAINST. Abstentions are not considered as voting FOR or AGAINST any proposal and will have no effect on the outcome of any other matter that is presented for a vote at the Annual Meeting.

7.     Can I change my vote?

        If you would like to change your vote after submitting your proxy and prior to the Annual Meeting, you can revoke your proxy and change your proxy instructions by (a) signing and submitting another proxy with a later date, or (b) voting at the Annual Meeting. Alternatively, you may provide a written statement of your intention to revoke your proxy to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210. If your shares are held in street name (i.e., your shares are held in an account through your broker), you may contact your bank or broker for specific instructions on how to change your vote.

8.     How will my shares be voted?

        Your shares will be voted as you direct if you vote by signing and returning your proxy card. If you sign and return your proxy card but do not specify how you would like your shares voted, they will be voted in accordance with the Board's recommendations on all matters or, if no recommendation is given, in accordance with the proxies' best judgment.

9.     Who will bear the cost of soliciting votes for the Annual Meeting?

        We will bear the cost of soliciting your vote. In addition to mailing these proxy materials, our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

        We may enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse the banks and brokerage houses for related out-of-pocket expenses.

10.   I received only one set of proxy materials. Is it possible to obtain duplicates?

        If you hold your shares in street name, your broker or nominee may participate in the practice of "householding" proxy soliciting material. This means that if you reside in the same household as other stockholders of record or beneficial owners of our common stock, you may not receive your own copy of our proxy materials, even though each stockholder received his/her own proxy card.

        If your household received one set of proxy materials and you are a stockholder of record who would like to receive additional copies of our proxy materials, you may request a duplicate set or single copy by contacting our transfer agent, Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606 or by calling (303) 853-7621. If you hold your shares in street name, please contact your broker or nominee directly (a) if you are requesting a duplicate set of our proxy materials or (b) if you desire to reduce the number of copies of our proxy materials that will be sent to your household.

11.   Are my votes confidential?

        Yes, your vote will not be disclosed to our directors, officers or employees, except (a) as necessary to meet legal requirements and to assert or defend claims for or against us; (b) in the case of a contested proxy solicitation; (c) if you provide a comment with your proxy or otherwise communicate your vote to us; or (d) as necessary to allow the independent inspector of election to certify the results.

12.   Who counts the vote?

        As the appointed independent tabulator, Illinois Stock Transfer Company will receive the proxies and tabulate the votes cast. Illinois Stock Transfer Company will act as the independent inspector of election and will certify the results.

13.   How do I find out the voting results?

        Final voting results will be included in our 2009 second quarter Form 10-Q to be filed with the Securities and Exchange Commission ("SEC") on or before August 14, 2009. It will also be available at www.myrgroup.com.

14.   May I ask questions at the Annual Meeting?

        Yes. As a stockholder, during the voting, you may ask questions and make remarks related to the matters being voted on. The Chairman will entertain stockholders' questions and comments of a general nature following the voting.

CORPORATE GOVERNANCE

Code of Ethics and Corporate Governance Principles

        The Board adopted a Code of Ethics (the "Code") applicable to all directors, officers and employees of MYR Group and its subsidiaries. The Code aims to deter wrongdoing and focuses on the promotion of honest and ethical conduct, full and accurate public communication and compliance with applicable laws, rules and regulations. We disclose any waiver to the Code we grant to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions or amendments to the Code in our Annual Report on Form 10-K or on a Current Report on Form 8-K filed with the SEC.

        Additionally, the Board adopted guidelines that provide a framework for MYR Group's corporate governance (the "Corporate Governance Principles"). The Corporate Governance Principles assist the Board in the exercise of its responsibilities to help ensure compliance with governing law and the policies of MYR Group. The Code and the Corporate Governance Principles are available for viewing on our website at www.myrgroup.com.

        Stockholders and others can access our corporate governance materials, including the Articles of Incorporation, Amended and Restated By-Laws, Board committee charters, our Corporate Governance Principles, the Code and other related corporate governance related materials at our Web site at www.myrgroup.com. Copies of these materials are also available free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

        The information on our Web site is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Director Independence

        The Corporate Governance Principles require that at least a majority of the Board qualify as independent directors under the Nasdaq listing standards. A director is considered independent if he or she is not an officer or employee of MYR Group or its subsidiaries and the Board makes a determination after reviewing all relevant information that such director has no relationship with MYR Group that would interfere with his or her exercise of independent judgment in carrying out the responsibilities as a director.

        After considering the Nasdaq's listing standards, the Board determined that the following directors are independent: Jack L. Alexander, Larry F. Altenbaumer, Henry W. Fayne, Betty R. Johnson, Gary R. Johnson, William D. Patterson and Carter A. Ward. The Board considered Carter A. Ward's position as managing director of ArcLight Capital Partners, LLC ("ArcLight") and manager of the ArcLight Energy Partners Fund II, L.P. (the "ArcLight Fund") and made the determination that he was independent. William A. Koertner, due to his employment with MYR Group, is not considered an independent director.

Executive Sessions of the Board

        The independent directors meet at least twice per year in executive session, without management present.

Meeting Attendance

        We expect directors to regularly attend all Board meetings and meetings of the committees on which they serve. The Board held seven meetings in 2008 and acted by unanimous consent four times. All directors, including both nominees who served as directors in 2008, attended 100% of the aggregate number of meetings of the Board and all committees on which they served. All directors are expected to attend the Annual Meeting of Stockholders. All directors were in attendance at the 2008 Annual Meeting of Stockholders, including both nominees who were serving as directors at the time.

Communications with the Board

        Stockholders and other interested parties can communicate with the directors individually or as a group, by writing to our Secretary at MYR Group Inc., 1701 Golf Road Suite 3-1012, Rolling Meadows, Illinois 60008-4210 or by submitting an e-mail to at our corporate web site at http://investor.myrgroup.com/contactBoard.cfm. The Secretary forwards communications relating to matters within the Board's purview to the appropriate directors, communications relating to matters within a Board committee's area of responsibility to the chair of the appropriate committee and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate MYR Group officer. The Secretary does not forward complaints about service, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements or inappropriate communications.

Committee Membership

        Our Board designates the members and chairs of committees based on the Nominating and Corporate Governance Committee's recommendations. Because he is not an independent director, William A. Koertner does not serve on any of the committees. The Board has three standing committees—Audit, Compensation and Nominating and Corporate Governance. Committee membership in 2008 was as follows:

2008 Committee Membership

Name	Audit	Compensation	Nominating and Corporate Governance
Jack L. Alexander	X	X	—
Larry F. Altenbaumer	—	Chair	X
Henry W. Fayne	X	X	—
Betty R. Johnson	X	—	X
Gary R. Johnson	—	X	Chair
William D. Patterson	Chair	X	—
Carter A. Ward	X	—	X
Number of Meetings in 2008	15	5	2

        The Board adopted a written charter for each committee. The charters define each committee's roles and responsibilities. The charters are included as exhibits to our Registration Statement on Form S-1 dated March 27, 2008 and are also available at www.myrgroup.com. MYR Group will provide copies of these charters free of charge to any stockholder who sends a written request to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE MATTERS

        The Board has determined that all of the Nominating and Corporate Governance Committee members are independent within the meaning of the Nasdaq's listing standards. The primary responsibilities of the Nominating and Corporate Governance Committee include (i) identifying and recommending to the Board individuals qualified to serve as directors, (ii) advising the Board with respect to the Board's composition, procedures and committees, (iii) developing and recommending to the Board the corporate governance principles applicable to the company and (iv) overseeing the evaluation of the Board and our company's management.

        In evaluating potential nominees for Board membership, the Nominating and Corporate Governance Committee may consider many factors, including a candidate's experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, availability in light of other commitments, dedication, conflicts of interest and any other relevant factors that the Nominating and Corporate Governance Committee considers appropriate. The committee evaluates each individual in the context of the Board's needs. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders.

        Carter A. Ward was initially designated as a Board member by Friedman, Billings, Ramsey & Co., Inc. pursuant to our private placement offering in 2007 (the "2007 Private Placement") and was subsequently elected for an additional term as a Class I director at the 2008 Annual Meeting of Stockholders.

ELECTION OF DIRECTORS

        The Board currently consists of 8 directors. The directors are divided into three classes, designated as Class I, Class II and Class III. The term for each class expires at the conclusion of a three-year term. At the 2009 Annual Meeting, the Class II director positions are up for election.

        The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of Jack L. Alexander and Betty R. Johnson as Class II directors, each for a term ending at the 2012 Annual Meeting of Stockholders or until his or her successor has been selected.

        If any of the nominees should be unavailable to serve due to an unanticipated event, the Board may designate another person as a substitute nominee or, in accordance with our By-Laws, act to reduce the number of directors. If the Board substitutes another nominee, your proxy will be voted for the substitute nominee.

        None of the nominees are related to another or to any executive officer of MYR Group or its subsidiaries by blood, marriage or adoption.

The Board recommends a vote FOR the election of each of the nominees.

        The following is information as of March 20, 2009 regarding each director who is up for election at the Annual Meeting:

Jack L. Alexander Age: 61 Director Since: 2007 Director Class: Class II	Mr. Alexander has been a business advisor providing advisory and consulting services to MidAmerican Energy Holdings Company since 2005. Mr. Alexander was previously at MidAmerican Energy Company (a Berkshire Hathaway company), a large electric utility company based in Iowa, from 1973 to 2005, where he served in various roles, most recently as senior vice president of supply and marketing from 2002 to 2005.
Betty R. Johnson Age: 50 Director Since: 2007 Director Class: Class II
Since 2003, Ms. Johnson has been employed by Block and Company, Inc., a manufacturer and distributor of money handling and office products based in Illinois, as executive vice president and chief financial officer. Prior to that, Ms. Johnson was a vice president—operations finance with Encompass Services Corporation, an electrical and mechanical construction company based in Kansas, from 1999 to 2003. Ms. Johnson served as our controller from 1992 to 1998 and vice president and controller through 1999.

        The following is information regarding all other directors serving as of March 20, 2009:

William A. Koertner Age: 59 Director Since: 2007 Director Class: Class III Expiration of Term: 2010	Mr. Koertner joined us in 1998 as senior vice president, treasurer and chief financial officer and became our president and chief executive officer in December 2003. Prior to joining us, Mr. Koertner served as vice president at Central Illinois Public Service Company from 1989 until 1998
Larry F. Altenbaumer Age: 60 Director Since: 2006 Director Class: Class III Expiration of Term: 2010
Mr. Altenbaumer is an independent consultant. Mr. Altenbaumer provides business advisory and consulting services to several organizations both in and outside of the energy industry. He is also an independent director for the Southwest Power Pool and the fund manager of InDecatur Ventures, LLC, a venture capital investment group focused on economic development opportunities in Decatur, Illinois. Mr. Altenbaumer previously served as president of Illinois Power, an electric and natural gas delivery company, and as executive vice president for regulated energy delivery, Dynegy Inc., a wholesale power, capacity and ancillary services provider, before retiring in 2004.
William D. Patterson Age: 54 Director Since: 2007 Director Class: Class III Expiration of Term: 2010
In February 2009, Mr. Patterson became the senior vice president of corporate and business development for American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater utility company. Prior to that, Mr. Patterson served as senior vice president of Pennichuck Corporation, an investor-owned water company located in New Hampshire, from 2006 until June 2008, when he resigned from his position at Pennichuck Corporation. Mr. Patterson joined Pennichuck Corporation in 2005 as vice president and chief financial officer. From January 2003 to January 2005, he served as executive advisor to Concentric Energy Advisors, a private firm located in Marlborough, Massachusetts, providing financial advisory and consulting services for utilities. Mr. Patterson also serves as president of EnSTAR Management Corporation, a company that he founded, which provides advisory and consulting services for utilities.

Henry W. Fayne Age: 62 Director Since: 2007 Director Class: Class I Expiration of Term: 2011	Mr. Fayne has been providing advisory and consulting services to various companies, including Century Aluminum Company, since 2005. Mr. Fayne was previously at American Electric Power, a large electric utility company based in Columbus, Ohio, from 1974 to 2004, where he served in various roles, most recently as executive vice president of energy delivery from 2001 to 2004.
Gary R. Johnson Age: 62 Director Since: 2007 Director Class: Class I Expiration of Term: 2011	Mr. Johnson retired from his position as the vice president and general counsel of Xcel Energy in March 2007. Mr. Johnson occupied this position from 2000 until his retirement.

Carter A. Ward

Age: 36

Director Since: 2006 (resigned in connection with the closing of the 2007 Private Placement, but was re-appointed in January 2008 and re-elected at the 2008 Annual Meeting of Stockholders)
Director Class: Class I
Expiration of Term: 2011
Mr. Ward is a Managing Director at ArcLight. ArcLight is a leading energy investment firm with more than $6.8 billion of capital under management. Mr. Ward joined ArcLight in 2001. Prior to joining ArcLight, Mr. Ward was a Vice President at McManus & Miles, a boutique investment bank serving the Power and Energy Industry. Mr. Ward earned a Bachelor of Science in Operations Research & Industrial Engineering from Cornell University.

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING

        Management does not know of any business, other than that described in this Proxy Statement, which may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, the persons named as proxies will vote on such matters in accordance with the Board's recommendation or, if no recommendation is given, in accordance with the proxies' best judgment.

AUDIT COMMITTEE MATTERS

        The Board established the standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has determined that all of the Audit Committee members are independent within the meaning of the Nasdaq's listing standards and Rule 10A-3 of the Exchange Act. None of the Audit Committee members have participated in the preparation of MYR Group's financial statements during the past three years. The Board has also determined that all committee members are financially literate within the meaning of the Nasdaq rules and that Mr. Patterson is an "audit committee financial expert" within the meaning of SEC regulations.

        Under its charter, the Audit Committee performs, among other tasks, the following duties:

  •
  to review the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations and tracks management's corrective action plans where necessary;

  •
  to review our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

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  to review our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

  •
  to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

        The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by MYR Group. We encourage employees and those outside our company to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, you should call our fraud hotline number at 1-800-461-9330. All complaints received are confidential and anonymous and will be retained for our records.

Audit Committee Report for the Year Ended December 31, 2008 to Our Stockholders:

        The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of MYR Group's financial statements, MYR Group's compliance with legal and regulatory requirements and the independence and performance of MYR Group's internal and external auditors.

        MYR Group's financial statements for the year ended December 31, 2008, were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

        As part of its activities, the Audit Committee has:

          1.     Reviewed and discussed with management MYR Group's audited financial statements;

          2.     Discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), as adopted by the U.S. Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T;

          3.     Received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence; and

          4.     Discussed with the independent registered public accounting firm their independence.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, and be filed with the SEC.

Audit Committee:	William D. Patterson, Chair Jack L. Alexander Henry W. Fayne Betty R. Johnson Carter A. Ward

The information contained in the Audit Committee Report above shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that MYR Group specifically incorporates it by reference in such filing.

Pre-Approval Policies

        Consistent with SEC and PCAOB requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established procedures to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

        During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Independent Auditors' Fees

        Aggregate fees for professional services rendered by our independent auditors, PricewaterhouseCoopers LLP, for 2007 and 2008 were as follows:

	2008	2007
Audit Fees	$872,746	$2,673,687
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$872,746	$2,673,687

        In the above table, in accordance with the SEC rules, "Audit Fees" are fees that we paid to PricewaterhouseCoopers LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Report on Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Included in the 2007 amount is approximately $2.4 million of fees related to the 2007 Private Placement, and included in the 2008 amount is approximately $0.4 million of fees related to the Registration Statement on Form S-1.

        "Audit-Related Fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting.

        "Tax Fees" are fees for tax compliance, tax advice and tax planning, and "All Other Fees" are fees for any services not included in the first three categories.

COMPENSATION COMMITTEE MATTERS

        The Compensation Committee is responsible for overseeing our compensation plans and our employee benefit plans and practices. Under its charter, the Compensation Committee's duties include reviewing and amending our compensation plans and the performance of our named executive officers. The Compensation Committee's primary goals with respect to named executive officer compensation are (i) to align our named executive officers' incentives with stockholder value creation, (ii) to attract, motivate and retain the best possible executive officer talent, (iii) to tie cash and stock incentives to the achievement of measurable corporate and business unit performance goals and (iv) to encourage our named executive officers to behave like owners of the business. To achieve these purposes, the Compensation Committee implements and maintains compensation plans that reward our named executive officers for their contributions to our short-term and long-term performance and for creating and building stockholder value.

        The Board has determined that each member of the Compensation Committee qualifies as an "independent" director as defined under the Nasdaq rules, as an "non-employee" director as defined in Rule 16b-3(b)(3) under the Exchange Act and as an "outside" director within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code of 1986, as amended (the "IRS Code").

        During the last fiscal year, our chief executive officer and our vice president-human resources occasionally participated in deliberations of the Compensation Committee concerning executive officer compensation.

Compensation Committee Report for the Year Ended December 31, 2008

        The Compensation Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.

        In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed with the SEC on March 12, 2009.

Compensation Committee:	Larry F. Altenbaumer, Chair Jack L. Alexander Henry W. Fayne Gary R. Johnson William D. Patterson

DIRECTOR COMPENSATION

        For the year ended December 31, 2008, the Board approved the following annual compensation for our non-employee directors who serve on the Board and Board committees:

  •
  annual compensation of $30,000 for each member of the Board, plus an additional $10,000 annually for the chairperson of the Audit Committee and $5,000 annually for each chairperson of the Nominating and Corporate Governance Committee and Compensation Committee;

  •
  each director received cash compensation of $2,000 for each meeting of the Board that he or she attended in person and $1,000 for each meeting attended telephonically; and

  •
  each director received cash compensation of $1,000 for each meeting of any committee that he or she attended, whether in person or by phone.

        In addition, our directors are entitled to reimbursement for reasonable costs and expenses incurred in connection with attendance at Board and Board committee meetings.

2008 DIRECTOR COMPENSATION TABLE

        The following table sets forth the annual compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jack L. Alexander	57,000	—	13,776	—	—	70,776
Larry F. Altenbaumer	51,000	—	13,776	—	—	64,776
Henry W. Fayne	56,000	—	13,776	—	—	69,776
Betty R. Johnson	53,000	—	13,776	—	—	66,776
Gary R. Johnson	51,000	—	13,776	—	—	64,776
William D. Patterson	69,000	—	13,776	—	—	82,776
Carter A. Ward(3)	51,000	—	—	—	—	51,000

(1)
Represents the non-cash amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), Share-Based Payment ("SFAS No. 123R"), of awards of stock options under our Long-Term Incentive Plan (the "LTIP"). The fair value per share of these options was approximately $6.87, excluding the impact of expected forfeitures. There have been limited forfeitures to date; however, we have estimated an expected forfeiture rate of 1.5% over the life of the options. The amounts shown in the table above exclude any impact for expected forfeitures. Assumptions used in the calculation of these amounts are included in Note 14, Stock Option Plans in the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

(2)
During 2008, no stock-based awards were granted to any of our non-employee directors. As of December 31, 2008, there were 48,000 stock options outstanding related to share-based awards granted to non-employee directors under the LTIP. These option were granted in December 2007 upon the closing of the 2007 Private Placement, at an exercise price of $13.00 per share, as follows:

Name	Number of Stock Options
Jack L. Alexander	8,000
Larry F. Altenbaumer	8,000
Henry W. Fayne	8,000
Betty R. Johnson	8,000
Gary R. Johnson	8,000
William D. Patterson	8,000
(3)
Carter A. Ward does not have any stock option awards outstanding as he was not a director at the time of grant. Additionally, the amount of fees earned or paid in cash for 2008 were paid directly to the ArcLight Fund, which is an affiliate of ArcLight. Mr. Ward serves as a manager of the ArcLight Fund.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Objectives of our Compensation Programs

        We have designed our compensation programs to reward our key executive officers for their contributions to our short-term and long-term performance and to be competitive with programs offered by companies with which we compete for executive officer talent. Our named executive officers for 2008 were Mr. Koertner, our president and chief executive officer, Mr. Martinez, our vice president, chief financial officer and treasurer, Mr. Green, our senior vice president and chief operating officer, Mr. Fluss, our group vice president, Mr. Engen, our vice president, secretary and chief legal officer and Mr. Swartz, our group vice president. We believe that the pay of our named executive officers should be directly linked to performance, thus our compensation programs are designed to reward strong financial performance and safe operations. We measure the effectiveness of our compensation programs by our ability to create incentives for our named executive officers to meet or exceed our financial performance and on our ability to attract and retain executive officers who will provide exceptional levels of service.

        We seek to maintain the competitiveness of our executive compensation levels with those of our peers and competitors and therefore, we make changes to the level of our named executive officer compensation from time to time. Adjustments to both overall compensation and the individual components of compensation are based on various factors including results of compensation benchmarking studies, published compensation survey data, general economic conditions, the effects of inflation or other economic forces, changes in our business operations and the related financial results, and changes in the compensation practices of our competitors. We also take into account each executive officer's performance when making compensation adjustments.

        The primary goals of our executive compensation program are to:

  •
  encourage the achievement of meeting financial and safety performance goals;

  •
  attract and retain the most talented and dedicated executives possible;

  •
  motivate executive leadership and behavior that aligns our employees' interests with that of our stockholders;

  •
  develop and maintain an understanding of our industries' competitive environment and position us as a competitive participant within our industry;

  •
  encourage our executives to develop business models and systems that seek out strategic opportunities, which benefit us and our stockholders;

  •
  implement a culture of legal and regulatory compliance and a commitment to operating our business with the highest standards of professional conduct and compliance; and

  •
  achieve accountability for performance by linking annual cash awards to the achievement of financial and safety performance goals.

Benchmarking and Use of Independent Consultant

        To determine market pay levels, the Compensation Committee utilizes compensation benchmarking studies and published compensation survey data for our industry that are prepared and compiled for the Compensation Committee by outside consultants. The Compensation Committee utilizes the compensation benchmarking studies and the published compensation survey data not only as factors in establishing the overall compensation levels for our named executive officers, but also to determine the significance of individual components of compensation and the allocation of compensation between long-term and short-term compensation and cash and non-cash compensation.

        In 2008, the Compensation Committee retained Ernst & Young LLP ("E&Y") as its independent consultant to perform a compensation benchmarking study (the "2008 E&Y Compensation Benchmarking Study") that provided market data for base salary, total cash compensation (base salary plus annual incentive compensation) and total direct compensation (total cash compensation plus long-term incentive compensation) for each named executive officer position. E&Y, with input from our management, and with Compensation Committee approval, selected the following fifteen companies for inclusion in the compensation benchmarking study either because they are considered to be direct competitors in our industry (in terms of both market share and management talent resources) or because they provided similar electrical contracting services:

  •
  Ameron International Corporation
  •
  Astec Industries, Inc.
  •
  Michael Baker Corporation
  •
  Comfort Systems USA, Inc.
  •
  Dycom Industries, Inc.
  •
  EMCOR Group, Inc.
  •
  Granite Construction Incorporated
  •
  Insituform Technologies, Inc.
  •
  Integrated Electrical Services, Inc.
  •
  MasTec, Inc.
  •
  Matrix Service Company
  •
  Pike Holdings, Inc.
  •
  Quanta Services, Inc.
  •
  Tetra Tech, Inc.
  •
  TRC Companies, Inc.

        The Compensation Committee believes that it is appropriate to utilize compensation benchmarking studies of our peer and competitor companies and published compensation survey data for our industry to establish compensation targets because the competitiveness of our compensation practices greatly influences our ability to attract, motivate and retain top executive officer talent, which is an important determinant of our business success. However, the Compensation Committee believes compensation benchmarking studies should only be considered as a point of reference for measurement, not as the determinative factor for our named executive officers' compensation. The results of the studies do not supplant the significance of the individual performance of our named executive officers that the Compensation Committee considers when making compensation decisions. Because the information provided by compensation benchmark studies is just one of the pieces of information that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use.

        Under its charter, the Compensation Committee has the authority to retain or terminate its advisors and compensation consultants and to approve their compensation; such advisory fees are borne by the Company. These advisors report directly to the Compensation Committee. The Compensation Committee engaged E&Y for the 2008 E&Y Compensation Benchmarking Study independently and without input from our management. E&Y did not provide, and was not asked by the Compensation Committee to provide, recommendations as to specific compensation payments to our named executive officers. The Compensation Committee has the authority to terminate E&Y's engagement at any time and to engage another consultant at its discretion.

        The 2008 E&Y Compensation Benchmarking Study provided the Compensation Committee with information regarding compensation programs of, and the average and median compensation levels among, companies in the peer group. E&Y also utilized several sources of published compensation survey data by matching, with management's input, the titles and job descriptions of our named executive officers with those in the surveys to provide us with additional competitive compensation information. The E&Y engagement also included a study that provided the Compensation Committee with market data for each element of Board compensation, including cash retainers, meeting fees, committee fees and equity compensation.

        The Compensation Committee deferred adjustment to the base salary of any of our named executive officers until it had received and reviewed the 2008 E&Y Compensation Benchmarking Study.

Management's Role in the Compensation-Setting Process

        The Compensation Committee oversees the executive compensation plans for our named executive officers. However, management plays an important role in the compensation setting process of our named executive officers. Management recommends to the Compensation Committee compensation plans, financial performance goals, safety performance goals and strategic goals relating to each named executive officer. Management also provides evaluations on the performance of and makes recommendations regarding the base salary levels and cash bonus and equity awards for our named executive officers (other than with respect to our Chief Executive Officer ("CEO")). While our management makes recommendations as to the goals and awards for named executive officers' compensation (other than with respect to our CEO), the Compensation Committee has final authority and complete discretion to ultimately set the compensation goals and awards of our named executive officers.

        At the request of the Compensation Committee, our CEO presents to the Compensation Committee his evaluations of the performance of our named executive officers and his recommendations regarding our named executive officers' compensation. The Compensation Committee considers these evaluations and recommendations in determining our named executive officers' salaries and amounts to be paid pursuant to our incentive plans.

        To assist the Compensation Committee, management also prepares information for certain Compensation Committee meetings, including, among other things, detailed analyses of salaries, cash and equity payouts under our incentive plans, recommendations of modifications to or the addition of new compensation programs, recommendations by our CEO and outside consultants for peer group benchmarking studies' data on salaries and cash and equity incentive payouts. The purpose of these analyses is to present all the elements of actual compensation and potential future compensation for our named executive officers so that the Compensation Committee may evaluate all elements of our total compensation packages.

Elements of Executive Compensation

        The key components of our compensation program for our named executive officers are: base salary, the Management Incentive Program ("MIP"), profit sharing contributions, the LTIP and other compensation consisting primarily of matching 401(k) contributions. Each component of our compensation program has an important role in creating compensation payouts that motivate and reward strong performance, help retain the named executive officers who deliver such performance and result in increased value to the stockholders.

Base Salary

        Base salary is a critical element of our named executive officers' compensation because it provides named executive officers with a base level of guaranteed monthly income to compensate them for services provided to our company. Base salaries for named executive officers, including our CEO, are determined annually by taking into account factors such as competitive Transmission and Distribution ("T&D") and Commercial and Industrial ("C&I") industry salaries, a subjective assessment of the nature of the position, contribution, experience and level of responsibility of the named executive officer and such named executive officer's length of service.

        The current base salaries for our named executive officers are as follows: Mr. Koertner, $500,000; Mr. Martinez, $255,000; Mr. Green, $310,000; Mr. Engen $265,000; Mr. Fluss, $245,000; and Mr. Swartz $255,000. Each of these salaries is subject to periodic review and adjustment, generally on an annual basis, by the Compensation Committee. As of the date of this Proxy Statement, no adjustments have been made to the base salary of our named executive officers for 2009. Base salaries may be adjusted to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Based on publicly available information, the Compensation Committee believes that the base salaries established for our executive officers, including our named executive officers, are generally competitive.

Management Incentive Plan

        The MIP is designed to provide our named executive officers with cash performance awards payable annually to reward the achievement of certain financial performance goals and safety targets that we believe are strongly linked to stockholder value creation. An important factor in our decision to pay our MIP awards in cash rather than in equity has been to ensure that our compensation program remains competitive with the programs of our direct competitors, which include private companies that generally pay all compensation in cash. Our MIP performance targets are measured against financial performance and safety goals that are established annually by the Compensation Committee and that encourage our named executive officers to increase stockholder value by focusing on growth in revenue and earnings and safety in operations.

        The payout for each named executive officer under the MIP is dependent on a percentage of each named executive officer's salary that the Compensation Committee determines to be subject to the plan and our performance measured against the financial and safety goals established by our Compensation Committee pursuant to the MIP. The factors considered in establishing the financial goals include EBITDA, economic profit, net revenues, net income, retained earnings and individual goals based on similar objective criteria that pertain to individual contributions to the achievement of such financial measures.

        Consistent with our compensation objective of linking named executive officers' compensation with performance, each named executive officer's 2008 award pursuant to the MIP was based on pretax income as the financial performance goal and total case rate and lost time cases as the safety performance goals. The performance goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable given a concerted effort by our named executive officers in consideration of current conditions and trends.

        The MIP provides for a range of payouts for achievement of the goals at percentages of base salary ranging from 25% to 115% for our CEO and our chief operating officer ("COO") and from 25% to 100% for the other named executive officers, as provided in the table below.

	Performance Rating(1)
Group	75% of Goal (Threshold)(2)	150% of Goal
CEO and COO (percentage of base salary)	25%	115%
All Other Named Executive Officers (percentage of base salary)	25%	100%

(1)
The MIP provides a range of payouts between 75% and 150% of the performance goals, determined by linear interpolation.

(2)
No payout under the MIP unless 75% of the performance goal, the threshold, is achieved.

        To illustrate the application of the formula under the MIP, you should assume that the named executive officer (who is not the CEO or COO) is paid an annual salary of $100,000. You should also assume that 70% of the award under the MIP is attributable to our achievement of our financial performance goal and the remaining 30% of the award is attributable to the achievement of our safety goal, of which 15% is attributable to total case rate and 15% is attributable to lost time cases. If we achieve 110% of our financial performance goal, 100% of our total case rate goal and 110% of our lost time goal, under the terms of the MIP, the named executive officer would be entitled to an award equal to the sum of (i) 60% (determined by linear interpolation) of his annual salary multiplied by the financial performance weighting factor of 70% plus (ii) 50% (determined by linear interpolation) of his annual salary multiplied by the total case rate weighting factor of 15% plus (ii) 60% (determined by linear interpolation) of his annual salary multiplied by the lost time weighting factor of 15% for a total award under the MIP of $58,500 ((($100,000 * 60%) * 70%) + (($100,000 * 50%) * 15%) + (($100,000 * 60%) * 15%)).

        In 2008, the target financial performance goal was set at a pretax income level of $24.2 million for each of our named executive officers. We achieved pretax income of $39.1 million, (i.e., more than 150% of our 2008 financial performance goal). In addition, we achieved 133% of our total case rate goal and more than 150% of our lost time goal. Because we did not meet 150% of our performance goals in 2008, the named executive officers did not receive maximum payouts under the MIP.

Long-Term Incentive Compensation

        We believe that long-term performance is achieved through an ownership culture that rewards and encourages our named executive officers to foster the long-term success of our company. We believe that an effective method to reward and encourage such success is through the use of stock-based awards. In connection with the 2007 Private Placement, our Board adopted the LTIP, which replaced the 2006 Stock Option Plan. The purposes of the LTIP are to attract, motivate and retain key employees and directors of our company upon whose judgment, initiative and efforts the financial success and growth of the business of our company largely depend, to provide additional incentive to our employees and directors through stock ownership and other rights that promote and recognize the financial success and growth of our company, and to align management's interests to that of the stockholders. The LTIP provides for grants of (a) incentive stock options qualified as such under U.S. federal income tax laws, (b) stock options that do not qualify as incentive stock options, (c) stock appreciation rights (or SARs), (d) restricted stock awards, (e) performance awards, (f) phantom stock, (g) stock bonuses, (h) dividend equivalents, or (i) any combination of such awards. The Compensation Committee determines who will receive awards under the LTIP and the limitations on those awards.

        Two million (2,000,000) shares of our common stock have been reserved for issuance under the LTIP. In December 2007, upon the closing of the 2007 Private Placement, we awarded stock options, at an exercise price of $13.00 per share, under the LTIP to our named executive officers as follows:

Name	Number of Stock Options
William A. Koertner	110,000
Marco A. Martinez	32,000
William H. Green	32,000
Gerald B. Engen, Jr.	32,000
John A. Fluss	32,000
Richard S. Swartz, Jr.	32,000

        During 2008, no stock-based awards were granted to any of our named executive officers.

Other Compensation

        At its discretion, the Compensation Committee may authorize profit sharing contributions to the Diversified Holdings Savings Plan (our 401(k) plan) accounts of our employees, including our named executive officers. To be eligible for such a profit sharing contribution, the employee must be a participant in the 401(k) plan and employed on the last day of the 401(k) plan year (December 31). An employee's interest in contributions to his or her profit sharing account vests at a graduated vesting schedule of 20% per year of service for five years. After five years of service the employee would be 100% vested in all current and future contributions to his or her profit sharing account; provided the employee works a minimum of 1,000 hours each 401(k) plan year. The Compensation Committee approved a profit sharing contribution to the account of each of our employees for 2008 equal to 10% of each employee's base wages paid in the plan year, including each of our named executive officers (subject to applicable limits imposed by the IRS).

        Additionally, our employees, including our named executive officers, receive matching contributions under our 401(k) plan. We match 100% of an employee's pre-tax contributions up to the first 6% of such employee's base salary, up to the maximum allowed by the plan.

        Each named executive officer is also eligible to participate in all other benefit plans and programs that are or in the future may be available to our other executive employees, including any health insurance or health care plan, life insurance, disability insurance, retirement plan, vacation and sick leave plan, and other similar plans. In addition, each named executive officer is eligible for certain other benefits, including reimbursement of business and entertainment expenses, and the choice of a car allowance or the use of a company car with a gas card. The Board may revise, amend or add to the officer's executive benefits and perquisites as it deems advisable. We believe that these benefits and perquisites are consistent with those provided to senior executives at companies in the T&D and C&I industries.

Exercise of Discretion in Executive Compensation Decisions

        The Compensation Committee has complete discretion to withhold payment pursuant to any of our incentive compensation plans regardless of whether we or our named executive officers have successfully met the goals set under these plans. Likewise, the Compensation Committee has the authority to grant payment under any of the plans despite the non-attainment by us or our named executive officers of the pre-established goals. For 2008, the Compensation Committee did not exercise such discretion in the payment or non-payment of awards to our named executive officers.

Impact of Regulatory Requirements on our Executive Compensation Decisions

        Beginning on January 1, 2006, we began accounting for stock-based awards in accordance with the requirements of SFAS No. 123R. Our Board considers the accounting and tax implications of its compensation decisions as one factor among many in achieving its executive compensation objectives.

        Section 162(m) of the IRS Code imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to the company's CEO or any of its three other most highly compensated executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for qualifying performance-based compensation (i.e., compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by the stockholders). While the Compensation Committee has not adopted a formal policy regarding the tax deductibility of the compensation paid to our executives, it may consider this deductibility issue under Section 162(m) as a factor in future compensation decisions.

Employment Agreements, Severance Benefits and Change in Control Provisions

        In connection with the 2007 Private Placement, we entered into employment agreements, as amended on December 31, 2008, with each of our named executive officers (each an "Employment Agreement"). Under each Employment Agreement, the named executive officer is eligible to receive base salary, an annual target bonus, as defined under the MIP (for 2008, the annual target bonus was equal to 55% of the executive's base salary for our CEO and COO, and 50% for all other named executive officers), use of a company car and gas card or a car allowance in accordance with company policy, and is eligible to participate in all incentive, 401(k), profit sharing, retirement and welfare benefit plans, policies and arrangements applicable generally to our other similarly-situated executive officers. Subject to prior notice, each Employment Agreement automatically renews annually for an additional one-year term following an initial term of 3 years. Each Employment Agreement contains non-competition covenants restricting the ability of the named executive officer to compete with us, to solicit our clients or to recruit our employees during the term of his employment and for a period of one year thereafter and prohibiting him from disclosing confidential information and trade secrets. The Employment Agreements generally terminate upon a named executive officer's (a) death, (b) disability, (c) termination for "cause" by the Company or without "good reason" by the employee (as both are defined in the Employment Agreements and generally described below), (d) termination without cause or for good reason or (e) termination without cause or for good reason following a "Change in Control" (as defined in each Employment Agreement and generally described below). If termination results from any of the foregoing, each named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination. Additionally, if termination results from any of the reasons below, the named executive officer would be entitled to the following additional payments and/or benefits:

Reason for Termination	Potential Payment(s)
Disability	• Long-term disability benefits pursuant to the terms of any long-term disability policy provided to similarly-situated employees of MYR Group in which the named executive officer participates
Without good reason

•    Lump-sum payment of one-half the named executive officer's base salary and target bonus subject to repayment in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the six-month period following his termination

•    Company-funded benefit continuation coverage for the named executive officer and his family for a period of six months, subject to forfeiture in the event the named executive officer becomes reemployed in the six-month period following his termination

Without cause or for good reason

•    Lump-sum payment of twice the named executive officer's base salary and target bonus, subject to repayment in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the two-year period following his termination

Reason for Termination	Potential Payment(s)

•    Company-funded benefit continuation coverage for the named executive officer and his family for a period of two years, subject to forfeiture in the event the named executive officer breaches the restrictive covenants or becomes reemployed in the two-year period following his termination

Without cause or for good reason within twelve months following a change in control

•    Lump-sum payment of three times the named executive officer's base salary and target bonus

•    Company-funded benefit continuation coverage for the named executive officer and his family for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination

• Gross-up payments for any related excise taxes

        We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view the cash severance and continuation of health and welfare benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time due to the restrictive covenants in the Employment Agreements.

        Each Employment Agreement for the named executive officers generally defines "Cause" as a named executive officer's (a) material breach of the non-competition provisions of the named executive officer's Employment Agreement, (b) commission of a criminal act by the named executive officer against MYR Group, including but not limited to fraud, embezzlement or theft, (c) conviction or plea of no contest or nolo cotendre to a felony or any crime involving moral turpitude, or (d) failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board that is not cured within thirty days after the receipt of written notice from our company. "Good Reason" exists under each Employment Agreement if, among other things, such named executive officer's base salary and/or annual target bonus opportunity is reduced, his duties are materially reduced, he is required to relocate to a work site more than fifty miles from his current work site or if the company materially breaches a material provision of the named executive officer's Employment Agreement and fails to cure such breach within thirty days of the receipt of written notice of the breach.

Potential Payments Upon Termination or Change in Control

        The named executive officers have long service records with us and have provided the vision and leadership that has built us into the successful enterprise that we are today. We believe that providing change in control benefits will reduce the reluctance of our named executive officers to pursue potential change in control transactions that may be in our best interest while simultaneously preserving neutrality in negotiating and executing transactions that are favorable to us.

        Each Employment Agreement for the named executive officers generally defines a "Change in Control" as the occurrence of a "change in the ownership of the Company," a "change in the effective control of the Company" or a "change in the ownership of a substantial portion of the Company's assets" as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii), respectively. As described above, if the named executive officer is terminated without cause or for good reason following a "Change in Control," the named executive officer would be entitled to all compensation earned and all benefits and reimbursements due through the date of termination, as well as to lump-sum payment of three times the named executive officer's base salary, target bonus and company-funded benefit continuation coverage for the named executive officer and his family for a period of two years, subject to forfeiture in the event the named executive officer becomes reemployed in the two-year period following his termination and gross-up payments for any related excise taxes.

        "Change of Control" is similarly defined in the LTIP. Under the terms of the LTIP, generally upon a "Change in Control," (a) any outstanding options become immediately exercisable, and (b) any outstanding restricted stock vests and becomes free of any forfeiture restrictions.

Conclusion

        We have designed and administer our compensation program in a manner that emphasizes the retention of our named executive officers and rewards them appropriately for positive results. We monitor the program in recognition of the dynamic marketplace in which we compete for talent and will continue to emphasize pay-for-performance and equity-based incentive plans that reward our named executive officers for results consistent with the interests of our stockholders.

EXECUTIVE COMPENSATION TABLES

  Summary Compensation Table for Fiscal Year Ended 2008

        The following table shows the annual compensation earned by our named executive officers, for the fiscal year ended December 31, 2008.

Name/Position	Year	Salary ($)	Transaction Bonus(1) ($)	2006 Stock Option Awards(2) ($)	2007 Stock Option Awards(3) ($)	Non-Equity Incentive Plan Comp(4) ($)	All Other Comp(5) ($)	Total ($)
William A. Koertner	2008	500,000	—	—	189,426	559,700	45,100	1,294,226
Chairman, President and Chief Executive Officer	2007	450,000	625,000	3,716,234	5,693	517,500	974,362	6,288,789

Marco A. Martinez	2008	243,750	—	—	55,106	237,534	44,502	580,892
Senior Vice President, Chief Financial Officer and Treasurer	2007	210,000	241,250	565,302	1,656	210,000	179,035	1,407,243

William H. Green	2008	297,708	—	—	55,106	333,254	38,500	724,568
Senior Vice President and Chief Operating Officer	2007	283,877	181,250	531,846	1,656	326,459	268,529	1,593,617

Gerald B. Engen, Jr.	2008	254,904	—	—	55,106	248,404	42,983	601,397
Vice President, Chief Legal Officer and Secretary	2007	229,808	241,250	334,498	1,656	229,808	85,884	1,122,904

John A. Fluss	2008	237,238	—	—	55,106	231,188	38,045	561,577
Group Vice President	2007	222,525	181,250	896,444	1,656	222,525	268,167	1,792,567

Richard S. Swartz, Jr.	2008	232,500	—	—	55,106	226,571	37,877	552,054
Group Vice President	2007	213,750	181,250	896,444	1,656	213,750	264,696	1,771,546

(1)
Represents the amount of transaction bonus earned in connection with the 2007 Private Placement, whereby we entered into transaction bonus agreements with each of our named executive officers and certain other key employees. The terms of these bonus agreements provided that each such officer or employee was entitled to receive a cash bonus in an amount equal to a specified portion of the transaction bonus pool of approximately $3.0 million. The transaction bonuses were intended to reward our officers and certain other key employees for their efforts in connection with the 2007 Private Placement, which we believe was executed with great professionalism and skill and created tremendous value to our stockholders. The payment of the transaction bonus was contingent upon the applicable officer or employee executing a release of claims in favor of the company.

(2)
Represents the non-cash amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with SFAS No. 123R, of awards of stock options under the 2006 Stock Option Plan. The fair value per share of these options is approximately $10.17. Assumptions used in the calculation of these amounts are included in Note 14, Stock Option Plans in the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008. The 2006 Stock Option Plan was replaced by the LTIP in 2007.

(3)
Represents the non-cash amount recognized for financial statement reporting purposes for the years ended December 31, 2008 and 2007, in accordance with SFAS No. 123R, of awards of stock options under the LTIP. The fair value per share of these options is approximately $6.87, excluding the impact of expected forfeitures. There have been limited forfeitures to date; however, we have estimated an expected forfeiture rate of 1.5% over the life of the options. The amounts shown in the table above exclude any impact for expected forfeitures. Assumptions used in the calculation of these amounts are included in Note 14, Stock Option Plans in the Notes to the Consolidated

  Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

(4)
Represents the dollar value of the cash awards earned under our MIP. For further details regarding the MIP, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Management Incentive Plan" above.

(5)
The following supplemental table describes the items of compensation reported in this column:

Name	Year	401(k) Matching Contribution ($)	Profit Sharing Contribution ($)	Automobile and Other ($)(A)	Stock Purchase Discount ($)(B)	Gross-Up Related to 2007 Stock Purchase ($)(C)
William A. Koertner	2008	15,500	23,000	6,600	—	—
	2007	15,500	22,500	16,199	575,562	344,601

Marco A. Martinez	2008	14,902	23,000	6,600	—	—
	2007	12,554	20,923	6,850	86,762	51,946

William H. Green	2008	15,500	23,000	—	—	—
	2007	15,500	22,500	—	144,196	86,333

Gerald B. Engen, Jr.	2008	15,500	23,000	4,483	—	—
	2007	13,754	22,500	2,743	29,328	17,559

John A. Fluss	2008	14,500	23,000	545	—	—
	2007	13,334	22,224	2,080	144,196	86,333

Richard S. Swartz, Jr.	2008	14,210	23,000	667	—	—
	2007	12,808	21,346	13	144,196	86,333

  (A)
  Represents the named executive officer's personal use of a company automobile or automobile and fuel allowance and related expenses and reimbursement for certain personal travel-related expenses.

  (B)
  Represents the non-cash amount recognized for financial statement purposes for the year ended December 31, 2007 for the stock value discount received on the purchase of our common stock by management in 2007. This amount is included in the fair value adjustment for the liability-to-equity modification related to the amendment of the management stockholders' agreement with respect to our company's buy back requirement and the guaranteed 8% rate of return on the value of the shares purchased, as described in Note 13, Stockholders' Equity in the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

  (C)
  Represents the amounts provided to the named executive officers to reimburse them for their potential tax liability related to the income recognized by them as a result of the stock value discount each received upon the purchase of common stock of MYR Group in July 2007.

  2008 Grants of Plan-Based Awards

        The following table sets forth the target and range for grants of awards made to each of the named executive officers under the Management Incentive Plan for 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards		Exercise or Base Price of Option Awards ($/sh)
								Grant Date Fair Value of Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Grant Date	Target (#)
William A. Koertner	—	125,000	275,000	575,000	—	—	—	—
Marco A. Martinez	—	63,750	127,500	255,000	—	—	—	—
William H. Green	—	77,500	170,500	356,500	—	—	—	—
Gerald B. Engen, Jr.	—	66,250	132,500	265,000	—	—	—	—
John A. Fluss	—	61,250	122,500	245,000	—	—	—	—
Richard S. Swartz, Jr.	—	63,750	127,500	255,000	—	—	—	—

(1)
For further details regarding the MIP, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Management Incentive Plan" above.

  Outstanding Equity Awards at 2008 Fiscal Year End

        The following table sets forth for each named executive officer, unexercised options, unvested stock and equity incentive plan awards as of the end of the 2008 fiscal year.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Awards Option Exercise Price ($)	Option Expiration Date
2006 Option Grants(1)
William A. Koertner	365,449	—	3.65	06/02/16
Marco A. Martinez	55,591	—	3.65	06/02/16
William H. Green	52,301	—	3.65	06/02/16
Gerald B. Engen, Jr.	32,894	—	3.65	06/02/16
John A. Fluss	88,155	—	3.65	06/02/16
Richard S. Swartz, Jr.	88,155	—	3.65	06/02/16
2007 Option Grants(2)
William A. Koertner	27,500	82,500	13.00	12/20/17
Marco A. Martinez	8,000	24,000	13.00	12/20/17
William H. Green	8,000	24,000	13.00	12/20/17
Gerald B. Engen, Jr.	8,000	24,000	13.00	12/20/17
John A. Fluss	8,000	24,000	13.00	12/20/17
Richard S. Swartz, Jr.	8,000	24,000	13.00	12/20/17

(1)
All options granted under the MYR Group Inc. 2006 Stock Option Plan vested upon the closing of the 2007 Private Placement, with a fair value per option of approximately $10.17. Assumptions used in the calculation of the fair value are included in Note 14, Stock Option Plans, in the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

(2)
All options granted under the LTIP during 2007, with a fair value per option of approximately $6.87, excluding the impact of expected forfeitures. Assumptions used in the calculation of the fair value are included in Note 14, Stock Option Plans, in the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

  Potential Payments Upon Termination or Change in Control

        As described above in the Compensation Discussion and Analysis section, our named executive officers have severance and change in control clauses in their employment agreements. The following table summarizes and quantifies the compensation that would have become payable upon termination or a change in control on December 31, 2008, given the named executive officers compensation and service levels as of such date.

	Severance and Change in Control Payments
Name	Termination due to Disability(1)	Termination without Good Reason(2)	Termination without Cause or for Good Reason(3)(5)	Termination without Cause or for Good Reason within 12 months following a Change in Control(4)(5)
William A. Koertner	$259,858	$414,174	$1,616,310	$2,391,310
Marco A. Martinez	$132,429	$203,137	$791,953	$1,174,453
William H. Green	$167,951	$262,372	$1,024,450	$1,504,950
Gerald B. Engen, Jr.	$151,383	$224,995	$878,575	$1,276,075
John A. Fluss	$131,114	$198,920	$775,892	$1,143,392
Richard S. Swartz, Jr.	$142,539	$213,247	$832,393	$1,214,893

(1)
Represents the amount of salary continuation and other benefits to which the named executive officer is entitled under the terms of our long-term disability policy for a period of 180 days from the date of termination due to long-term disability. After six months of salary continuation as provided by us, the named executive officer will be eligible for benefits under the terms of our long-term disability insurance plan, which provides a benefit equal to 60% of the named executive officer's monthly base salary (up to a maximum monthly benefit of $10,000) until age 65 or older, as defined in the plan.

(2)
Represents the sum of (a) one-half the sum of the named executive's base salary and target bonus (For 2008, the target bonus was 55% of annual salary for our CEO and COO; 50% for all other named executive officers) and (b) company-funded benefit continuation coverage for the named executive officer and his family under our welfare benefit plans in which the named executive officer is a participant for a period of six months.

(3)
Represents the sum of (a) twice the sum of the named executive officer's base salary and target bonus (For 2008, the target bonus was 55% of annual salary for our CEO and COO; 50% for all other named executive officers) and (b) company-funded benefit continuation coverage for the named executive officer and his family under our welfare benefit plans in which the named executive officer is a participant for a period of two years.

(4)
Represents the sum of (a) three times the sum of the named executive officer's base salary and target bonus (For 2008, the target bonus was 55% of annual salary for our CEO and COO; 50% for all other named executive officers) and (b) company-funded benefit continuation coverage for the named executive officer and his family under our welfare benefit plans in which the named executive officer is a participant for a period of two years.

(5)
The amounts shown above do not include any gross up which may be due with respect to the excise tax imposed pursuant to section 4999 of the IRS Code, or any gross up which may be due to avoid violations of Section 105(h) of the IRS Code.

OWNERSHIP OF EQUITY SECURITIES

        The following table shows the number of shares of Common Stock beneficially owned as of March 20, 2009 by each director and executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also provides information regarding each individual's ownership of specified non-voting interests. None of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Shares		Percentage
Named Executive Officers and Directors
William A. Koertner	556,266	(2)	2.6%
William H. Green	92,537	(3)	*
Marco A. Martinez	89,578	(4)	*
Gerald B. Engen, Jr.	49,118	(5)	*
John A. Fluss	144,180	(6)	*
Richard S. Swartz, Jr.	144,180	(7)	*
Jack L. Alexander	2,000	(8)	*
Larry F. Altenbaumer	2,000	(8)	*
Henry W. Fayne	2,000	(8)	*
Betty R. Johnson	2,000	(8)	*
Gary R. Johnson	2,000	(8)	*
William D. Patterson	4,000	(9)	*
Carter A. Ward	1,395,707	(10)	6.6%
All executive officers and directors as a group (13 persons)	2,485,566		11.7%

*
Percentage less than 1% of outstanding common stock.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, thereby including options exercisable within 60 days of March 20, 2009.

(2)
This amount includes 392,949 shares which may be acquired within 60 days by exercising stock options.

(3)
This amount includes 60,301 shares which may be acquired within 60 days by exercising stock options.

(4)
This amount includes 63,591 shares which may be acquired within 60 days by exercising stock options.

(5)
This amount includes 40,894 shares which may be acquired within 60 days by exercising stock options.

(6)
This amount includes 96,155 shares which may be acquired within 60 days by exercising stock options.

(7)
This amount includes 96,155 shares which may be acquired within 60 days by exercising stock options.

(8)
This amount includes 2,000 shares which may be acquired within 60 days by exercising stock options.

(9)
This amount includes 2,000 shares beneficially owned by EnSTAR Management Corporation, of which Mr. Patterson is President and includes 2,000 shares which may be acquired within 60 days by exercising stock options.

(10)
This amount includes 1,395,707 shares beneficially owned by ArcLight, of which Mr. Ward is a Managing Director, through its 100% ownership of MYR Holdings LLC and MYR Holdings II LLC. Mr. Ward disclaims beneficial ownership of these securities, and the information reflected above is not an admission of beneficial ownership thereof for purposes of Section 16 or for any other purpose.

        The following table displays information about persons we know to be the beneficial owners of 5% or more of our issued and outstanding common stock as of December 31, 2008:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
FMR LLC	3,650,130	(1)	18.5%
82 Devonshire Street Boston, MA 02109
Lord, Abbett & Co. LLC	1,413,779	(2)	7.2%
90 Hudson Street Jersey City, NJ 07302
ArcLight Affiliates	1,395,707	(3)	7.1%
200 Clarendon Street, 55th Floor Boston, MA 02117
Zesiger Capital Group LLC	1,112,246	(4)	5.6%
320 Park Avenue, 30th Floor New York, NY 10022
Highfields Capital Management LP	988,762	(5)	5.0%
200 Clarendon Street, 59th Floor Boston, MA 02116

(1)
Based on the Schedule 13G filed jointly by FMR LLC, Fidelity Management & Research Company and Fidelity Magellan Fund with the SEC on February 17, 2009.

(2)
Based on the Schedule 13G/A filed by Lord, Abbett & Co LLC with the SEC on February 13, 2009.

(3)
Based on the Schedule 13G filed jointly by the ArcLight Fund and ArcLight with the SEC on February 17, 2009. The ArcLight Fund controls, directly or indirectly, MYR Group Holdings LLC (which owns 822,565 shares) and MYR Group Holdings II LLC (which owns 573,142 shares). ArcLight acts as an advisor to the ArcLight Fund.

(4)
Based on the Schedule 13G filed by Zesiger Capital Group LLC ("Zesiger") with the SEC on February 10, 2009. Zesiger disclaims beneficial ownership to all of our common stock because such securities are held in discretionary accounts which Zesiger manages.

(5)
Based on the Schedule 13G/A filed jointly by Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Jonathon S. Jacobson, Richard L. Grubman, Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III L.P. with the SEC on February 17, 2009. At December 31,2008, Highfields Capital Management LP, Highfields GP LLC, Highfields Associates LLC, Jonathon S. Jacobson and Richard L. Grubman (collectively, the "Indirect Owners") have the sole power to dispose or to direct the disposition of the reported shares. The shares of common stock beneficially owned by Indirect Owners are directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III L.P. (collectively, the "Funds"). Highfields Capital Management LP serves as the investment manager to each of the Funds.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        We used approximately $175.5 million of the proceeds of the 2007 Private Placement to redeem shares of our common stock held by affiliates of ArcLight. ArcLight currently beneficially owns 7.1% of our common stock. In addition, we used approximately $0.4 million of the proceeds of the 2007 Private Placement to redeem shares of our common stock held by members of management, which were purchased from us either in two private transactions (May 2006 and July 2007) or pursuant to the exercise of employee stock options.

Review, Approval and Ratification of Transactions with Related Persons

        We have adopted a written policy and procedures for the review, approval and ratification of transactions with related persons. Under our policy, related persons include our named executive officers, directors, beneficial owners of more than 5% of our common stock and any of the foregoing person's immediate family members. In considering the approval of any related party transaction, the Audit Committee will consider whether or not the terms of the transaction are fair to the Company.

        Pursuant to our policy, no reported transaction in 2008 qualified as a related person transaction and therefore no reported transaction was referred to the Audit Committee or any other committee of the Board for review.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our common stock to report their ownership of our common stock and changes in that ownership.

        We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based on that review, we believe that during the fiscal year ended December 31, 2008 all required filings were timely made in accordance with the requirements of the Exchange Act.

 2010 ANNUAL MEETING OF STOCKHOLDERS

        We presently anticipate that the 2010 Annual Meeting of Stockholders will be held on or about May 11, 2010.

Stockholder Proposals for the 2010 Annual Meeting

        To be considered for inclusion in next year's proxy statement, stockholder proposals must be received by our Secretary by November 25, 2009. In order to be raised directly from the floor during the 2010 Annual Meeting of Stockholders (rather than included in the Proxy Statement), stockholder proposals must be received by the Secretary between January 12, 2010 and February 11, 2010. These notices of proposal must include the information specified in Article II, Section 4 of our By-Laws. Send the proposals to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

Director Nominations by Stockholders for the 2009 Annual Meeting

        In order to nominate a candidate for director at the 2010 Annual Meeting, a stockholder must send a written notice, including the nominee's name and the information specified in Article II, Section 5 of our By-Laws to our Secretary at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210. The Secretary must receive the notice between January 12, 2010 and February 11, 2010.

March 23, 2009	Gerald B. Engen, Jr. Vice President, Chief Legal Officer and Secretary

The Directors and Officers of

MYR GROUP INC.

Cordially invite you to attend the 2009 Annual Meeting of Stockholders

Tuesday, May 12, 2009, 9:00 a.m. Local Time

Doubletree Hotel

75 W. Algonquin Rd.

Arlington Heights, IL 60005

IMPORTANT

In order that there may be a proper representation at the meeting, we urge you to sign, date and mail the below proxy card even if you plan on attending the Annual Meeting. If you are present in person you may, if you wish, vote personally on all matters properly brought before the meeting. You can view the Annual Report and Proxy Statement on the Internet at www.myrgroup.com.

DETACH PROXY CARD HERE

This Proxy is solicited by the MYR Group Inc. Board of Directors and, if properly executed, the shares represented hereby will be voted as directed. If no instructions are provided, the shares represented hereby will be voted “For” the election of the directors.

The undersigned acknowledges receipt from the Corporation prior to the execution of this proxy card of a Notice of the Meeting.

VOTER CONTROL NUMBER ABOVE NAME HERE

Signature

Signature

	Date	, 2009

Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. Joint owners should each sign.

PLEASE COMPLETE BOTH SIDES, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you plan to personally attend the Annual Meeting of Stockholders please check the box below and list the names of attendees on the reverse side.

To change the address on your account, please check the box below and indicate your new address on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend.	☐

Change address.	☐

NAMES OF PERSONS PLANNING TO

ATTEND THE 2009 MEETING

AND/OR NEW ADDRESS

REVOCABLE PROXY

MYR GROUP INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

May 12, 2009

THIS PROXY CARD IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of MYR Group Inc. (the “Corporation”) hereby appoints William A. Koertner, Marco A. Martinez and Gerald B. Engen, Jr. (the “Proxies”), and each of them, with the full power of substitution to vote all shares of the Corporation which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of the Corporation to be held at Doubletree Hotel, 75 W. Algonquin Rd., Arlington Heights, IL 60005, on Tuesday, May 12, 2009, at 9:00 a.m. local time, or at any postponements or adjournment thereof, with all the powers the undersigned would possess, as if the undersigned was present personally at the Annual Meeting or any postponements or adjournment thereof, as follows:

The election of the following director nominees to serve for a three year term and until their successors are elected.	VOTE FOR	VOTE WITHHELD

01 Jack L. Alexander, Class II	☐	☐

02 Betty R. Johnson, Class II	☐	☐

The Board of Directors recommends a vote “FOR” each of the nominees listed above. If no choice is indicated above, the Proxies will vote “FOR” all director nominees.

The Proxies are hereby authorized to vote in accordance with their best judgment on any other matter that may properly come before the Annual Meeting or any postponements or adjournment thereof.